AMENDMENT No. 3 TO INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT No. 3 (“Amendment”) to the Investment  Agreement (“Agreement”) dated July 1, 2005 by and between Mercer Global Investments, Inc. (now known as Mercer Investment Management, Inc.), a Delaware Corporation (the “Advisor”) and  MGI Funds (now known as Mercer Funds) (the “Trust”) is made effective as of the 14th day of August 2013.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to the Agreement with the Trust, a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future (the “Series”); and

WHEREAS, the Board has approved the name change of the Mercer Core Opportunistic Fixed Income Fund to Mercer Core Fixed Income Fund (“Core Fund”); and

WHEREAS, the Board has approved the creation of a new series of the Trust, the Mercer Opportunistic Fixed Income Fund (the “Opportunistic Fund” and together with the Series, the “Funds”); and

WHEREAS, the Trust desires to retain the Advisor to render investment management and other services with respect to the Opportunistic Fund, and the Advisor is willing to render such services on the terms and conditions contained in the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Trust hereby employs the Advisor generally to manage the investment and reinvestment of the assets of each Fund listed on Schedule A hereto and the Advisor accepts such employment.

2.	The Advisor and the Trust acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

MERCER INVESTMENT MANAGEMENT, INC.	MERCER FUNDS

By: /s/ Thomas Murphy Name: Thomas Murphy Title: President	By: /s/ Stan Mavromates Name: Stan Mavromates Title: Vice President and Chief Investment Officer

Schedule A
as amended August 14, 2013

Investment Advisory Fee
Series	Assets Up to $750 Million	Assets in Excess of $750 Million

Mercer US Large Cap Growth Equity Fund	0.55 of 1%	0.53 of 1%
Mercer US Large Cap Value Equity Fund	0.53 of 1%	0.51 of 1%
Mercer US Small/Mid Cap Growth Equity Fund	0.90 of 1%	N/A
Mercer US Small/Mid Cap Value Equity Fund	0.90 of 1%	N/A
Mercer Non-US Core Equity Fund	0.75 of 1%	0.73 of 1%
Mercer Emerging Markets Equity Fund	0.80 of 1%	N/A
Mercer Global Low Volatility Equity Fund	0.75 of 1%	N/A
Mercer Core Fixed Income Fund	0.35 of 1%	0.33 of 1%
Mercer Opportunistic Fixed Income Fund	0.80 of 1%	N/A
Mercer US Short Maturity Fixed Income Fund	0.25 of 1%	0.23 of 1%